UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017

BANC OF CALIFORNIA, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 361-2262

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 13, 2017, Banc of California, Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Legion Partners Asset Management, LLC (“Legion Partners”), Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners Special Opportunities, L.P. I, Legion Partners Special Opportunities, L.P. V, Legion Partners, LLC, Legion Partners Holdings, LLC, Bradley S. Vizi, Christopher S. Kiper and Raymond White (collectively, the “Legion Group”). The Legion Group beneficially owns 3,287,879 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which represents approximately 6.6% of the issued and outstanding shares of Common Stock as reported by the Company on its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Pursuant to the Cooperation Agreement, among other things:

•	The Legion Group agreed to irrevocably withdraw its notice of nomination and submission of a business proposal submitted to the Company on February 6, 2017 promptly following the signing of the Cooperation Agreement.

•	The Company agreed to conduct a search for two additional independent directors in collaboration with the Legion Group. The board of directors of the Company (the “Board”) will select the two independent directors from candidates mutually agreed-upon by the Board and the Legion Group. Once selected, such directors will be appointed to (i) the Board, one as a Class I director and the other as a Class III director and (ii) the Board of Directors of Banc of California, N.A.

•	From March 13, 2017 until the day after the Company’s 2017 annual meeting of stockholders (the “Restricted Period”), the Legion Group agreed to vote all the shares of Common Stock that it beneficially owns (i) in favor of the Company’s slate of directors, (ii) against any stockholder’s nominations for directors not approved and recommended by the Board and against any proposals or resolutions to remove any director and (iii) in accordance with the Board’s recommendations on all other proposals of the Board set forth in the Company’s proxy statement except that (A) the Legion Group can vote on any matter (other than the election of directors) in accordance with the recommendations of ISS or Glass Lewis if their recommendations differ from those of the Board and (B) these voting restrictions do not apply to certain extraordinary actions including certain change in control, financing and liquidation transactions and transactions involving change in the capital structure of the Company.

•	The Legion Group agreed to certain standstill provisions that restrict the Legion Group and its affiliates, associates and representatives, during the Restricted Period, from, among other things, acquiring additional voting securities of the Company that would result in the Legion Group having ownership or voting interest in 10% or more of the outstanding shares of Common Stock, engaging in proxy solicitations in an election contest, subjecting any shares to any voting arrangements except as expressly provided in the Cooperation Agreement, making or being a proponent of a stockholder proposal, seeking to call a meeting of stockholders or solicit consents from stockholders, seeking to obtain representation on the Board except as otherwise expressly provided in the Cooperation Agreement, seeking to remove any director from the Board, seeking to amend any provision of the governing documents of the Company, or proposing or participating in certain extraordinary corporate transactions involving the Company.

•	The Company agreed to reimburse the Legion Group for up to $100,000 for its legal fees and expenses incurred in connection with its investment in the Company.

A copy of the Cooperation Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to full text of the Cooperation Agreement.

In connection with the entry into the foregoing Cooperation Agreement, Legion Partners informed the Company that The California State Teachers’ Retirement System (“CalSTRS”), which is not a party to the Cooperation Agreement, has withdrawn its proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 regarding amending the percentage of shares needed for the stockholders to amend the Company’s bylaws.

A copy of the press release issued by the Company announcing the entry into the Cooperation Agreement and CalSTRS’ withdrawal of its proposal is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.

The Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at 8:00 a.m., Pacific Daylight Time, June 9, 2017. Holders of record of the Company’s Voting Common Stock at the close of business on April 13, 2017 will be entitled to notice of and to vote at the Annual Meeting.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Cooperation Agreement dated March 13, 2017, by and among Banc of California, Inc., Legion Partners Asset Management, LLC, Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners Special Opportunities, L.P. I, Legion Partners Special Opportunities, L.P. V, Legion Partners, LLC, Legion Partners Holdings, LLC, Bradley S. Vizi, Christopher S. Kiper and Raymond White.

99.1	Banc of California, Inc. Press Release, dated March 14, 2017 announcing the entry into the Cooperation Agreement and CalSTRS’ withdrawal of its proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

March 14, 2017	/s/ John C. Grosvenor
John C. Grosvenor
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Number	Description

10.1	Cooperation Agreement dated March 13, 2017, by and among Banc of California, Inc., Legion Partners Asset Management, LLC, Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners Special Opportunities, L.P. I, Legion Partners Special Opportunities, L.P. V, Legion Partners, LLC, Legion Partners Holdings, LLC, Bradley S. Vizi, Christopher S. Kiper and Raymond White.

99.1	Banc of California, Inc. Press Release, dated March 14, 2017 announcing the entry into the Cooperation Agreement and CalSTRS’ withdrawal of its proposal.